UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2007

REMY INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-13683	35-1909253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2902 Enterprise Drive Anderson, Indiana	46013
(Address of principal executive offices)	(Zip Code)

(765) 778-6499

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 5, 2007, Remy International, Inc. (the “Company”), completed the previously announced sale, which includes the purchase of substantially all assets (and assume certain liabilities) of its Diesel business, to Caterpillar Inc., and Caterpillar Reman Acquisition LLC. (“Caterpillar”). Caterpillar paid $153.2 million in cash for two of the Company’s subsidiaries, Franklin Power Products, Inc. and International Fuel Systems, Inc. The purchase price is subject to adjustments in the Net Investment in the business including working capital based on closing financial statements.

The description and material terms of the transaction contained in this item 2.01 does not purport to be complete and is qualified in its entirety by terms of the Asset Purchase Agreement, which was previously filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 6, 2007, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro forma financial information.

The required unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2006, the years ended December 31, 2005, 2004 and 2003 and the unaudited pro forma condensed consolidated balance sheet at September 30, 2006 are furnished in Exhibit 99.2 to this Form 8-K.

(d)	Exhibits.

99.1	Press release dated February 9, 2007 announcing the consummation of the sale of the Diesel Remanufacturing Business.

99.2	Remy International, Inc. unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2006 and the years ended December 31, 2005, 2004 and 2003 and the unaudited pro forma condensed consolidated balance sheet at September 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2007	REMY INTERNATIONAL, INC.

	By:	/s/ Kerry A. Shiba
	Name:	Kerry A. Shiba
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
99.1	Press release dated February 9, 2007 announcing the consummation of the sale of the Diesel Remanufacturing Business.

99.2	Remy International, Inc. unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2006 and the years ended December 31, 2005, 2004 and 2003 and the unaudited pro forma condensed consolidated balance sheet at September 30, 2006.